EXHIBIT 99.1

Investor Contact: Ken Cooper — 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom — 952-229-7435 or jthunstrom@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ENTERS INTO LEASE AGREEMENT WITH W. P. CAREY
Company Also Enters Into Lease Agreement with City of Minneapolis
EDEN PRAIRIE, Minn. (July 27, 2006) — Life Time Fitness, Inc. (NYSE: LTM), a national operator of distinctive and large health and fitness centers, today announced that, effective July 26, 2006, it entered into a lease agreement with an affiliate of W. P. Carey & Co LLC, a global real estate investment firm (www.wpcarey.com), to operate six health and fitness facilities located in Minneapolis/St. Paul, Minnesota, and Boca Raton, Florida, as Life Time Fitness centers.
     W. P. Carey will provide partial funding for tenant improvements and transfer certain assets, including other health and fitness facilities, to the Company in consideration for Life Time Fitness’ plans to invest approximately $25 million in capital improvements over the next two years among the six leased centers.
     In a separate transaction, Life Time Fitness entered into a lease agreement with the City of Minneapolis on July 26, 2006, under which it will operate the Arena Club health and fitness facility, located within the Target Center arena in Minneapolis as a Life Time Fitness center.
     The Company also indicated that it entered into an agreement with Wellbridge Inc., the former operator of these facilities, under which the parties are cooperating to complete a transition of the clubs to Life Time Fitness centers. Wellbridge was advised by William Blair & Company.
     The members affected by these transactions will maintain membership privileges through August 31, 2006. These members may receive uninterrupted facility access beyond August 31, 2006, by establishing a new Life Time Fitness membership, which can be completed with no enrollment fee through August 25, 2006.
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     The employees of the centers affected by these transactions will be extended employment with Life Time Fitness. As Life Time Fitness employees, they will be required to complete standard training and certification programs.
     “These lease agreements allow us to bring several additional Life Time Fitness centers to the Twin Cities community, along with expanded and improved product and service offerings to our members,” said Mike Gerend, chief operating officer, Life Time Fitness, Inc. “Additionally, we welcome the opportunity to expand our brand into Florida. Moving forward, we intend to make rapid, significant enhancements, including facility upgrades and the implementation of programs, to match the look and feel, and member experience attributes that consumers have come to associate with the Life Time Fitness brand.”
     Life Time Fitness officials will discuss these transactions as part of its regularly scheduled second quarter 2006 results teleconference scheduled for today at 10:00 a.m. ET. The conference call will be Web cast live and may be accessed via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the call will be available via the Company’s Web site beginning at 1:00 p.m. ET on July 27, 2006.
About Life Time Fitness, Inc.
     Life Time Fitness, Inc. (NYSE: LTM) operates distinctive and large sports and athletic, professional fitness, family recreation and resort/spa centers. As of July 27, 2006, the Company operates 55 centers in ten states, including Arizona, Florida, Illinois, Indiana, Maryland, Michigan, Minnesota, Ohio, Texas and Virginia. The Company also operates two satellite facilities and seven preview locations in existing and new markets. Additionally, Life Time Fitness provides consumers with personal training consultation, full-service spas and cafés, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine — Experience Life, athletic events, and nutritional products and supplements. Life Time Fitness is headquartered in Eden Prairie, Minnesota (www.lifetimefitness.com). LIFE TIME FITNESS, the LIFE TIME FITNESS logo, and EXPERIENCE LIFE are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
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Risks & Uncertainties
     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The Company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are identifying and acquiring suitable sites for new centers, opening new centers, attracting and retaining members, the successful integration of acquired facilities, converting members of acquired sites, the timing and scope of the capital investment required to remodel facilities and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans.
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